UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Brabson, John A.
   5425 Lykes Lane
   Tampa, FL  33611
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/23/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common stock, par value $.0|-     |-   |-|-                 |-  |-          |24,005.7(1)        |D     |                           |
1                          |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock Units   |1-1     |01/23|A   |-|56.54 -    |A,D|(2)  |(2)  |Common Stock|56.54  |$33.16 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |04/24|A   |-|82.71 -    |A,D|(2)  |(2)  |Common Stock|82.71  |$34.76 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |07/24|A   |-|70.22 -    |A,D|(2)  |(2)  |Common Stock|70.22  |$37.38 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |08/05|A   |-|6.69 -     |A,D|(2)  |(2)  |Common Stock|6.69   |$37.38 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |08/08|A   |-|6.69 -     |A,D|(2)  |(2)  |Common Stock|6.69   |$37.38 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |08/13|A   |-|6.69 -     |A,D|(2)  |(2)  |Common Stock|6.69   |$37.38 |            |D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |            |   |            |
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Phantom Stock Units   |1-1     |10/23|A   |-|93.75 -    |A,D|(2)  |(2)  |Common Stock|93.75  |$28.00 |1871.46(1)(3|D  |            |
                      |        |/02  |    | |           |   |     |     |            |       |       |)           |   |            |
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Stock Option (Right to|$6.67   |     |    | |           |   |(4)  |04/22|Common Stock|15,003 |$6.67  |15,003(1)   |D  |            |
 Buy)                 |        |     |    | |           |   |     |/02  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Represents number of shares beneficially owned immediately after the reported transaction.
(2) The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan and are settled 100% in the Company's common stock upon cessation as a director.
(3) Derivative securities beneficially owned as of the end of reporting period include: (i) 439.26 phantom stock units acquired in fiscal year 1998 of prices ranging from $18.070 to $24.697, to be settled 100% in the Company's common stock upon cessation as a director; (ii)
336.37 phantom stock units acquired in fiscal year 1999 of prices ranging from $25.33 to $36.68, to be settled 100%
in the Company's common stock upon cessation as a director; (iii) 378.49 phantom stock units acquired in fiscal year 2000 of prices ranging from $23.603 to $29.821, to be settled 100% in the Company's common stock upon cessation as a director; and (iv) 394.05 phantom stock units acquired in fiscal year 2001 of prices ranging from $24.85 to $27.98, to be settled 100% in the Company's common stock upon cessation as a director. The phantom stock units were accrued under the Company's Deferred Compensation and Stock Plan.
(4) Currently exercisable. The options vested in three equal annual installments beginning April 22, 1992.
SIGNATURE OF REPORTING PERSON
John A. Brabson, Jr.